Exhibit 11


                           MERRIMAC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------
                                  (Unaudited)
                                  -----------

                                                         Quarter    Nine Months
                                                   ----------------------------
                                                   Months Ended October 2, 1999
                                                   ----------------------------


Numerator:
Net income available to common shareholders...........  $ 109,708     $ 404,593
                                                        =========     =========

Basic earnings per share
------------------------
Weighted average number of shares outstanding for
basic net income per share
Common stock..........................................  1,741,327     1,749,739
                                                        =========     =========
Net income per common share - basic...................       $.06          $.23
                                                             ====          ====

Diluted earnings per share
--------------------------
Weighted average number of shares outstanding for
diluted net income per share
Common stock .........................................  1,741,327     1,749,739
Effect of dilutive securities - stock options (1) ....     30,498        26,582
                                                        ---------     ---------
Weighted average number of shares outstanding for
diluted net income per share..........................  1,771,825     1,776,321
                                                        =========     =========
Net income per common share - diluted..................      $.06          $.23
                                                             ====          ====


(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.